Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

Sales Q&A for use with Customers
Document will also be provided to employees who interact with customers
April 26, 2010

The following Q&A will help you address customer questions and concerns.

General Questions

Q: Why are you doing this deal?

A: By combining Charles River and WuXi AppTec, we are creating the first fully integrated, global early-stage CRO.

This transaction offers a compelling value proposition for our customers:

•	Customers will be able to take advantage of our broader portfolio offering drug development support from molecule creation to first-in-human testing.

•	By working with one larger strategic partner, we will be able to help you simplify your processes and improve the efficiency of your early-stage programs.

•	As a result, we will be able to help you reduce the overall time and cost to bring a drug to market.

•	Our expanded global presence provides expanded access for placement of studies across North America, Europe or China as you choose.

Q: Do the two Companies share similar values?

A: Charles River and WuXi AppTec share similar corporate values.  We are both employee centric organizations with a shared goal of accelerating our clients’ research and drug development programs.  We are both focused on exceeding client expectations and building our scientific expertise.  We pride ourselves on our cultures of employee longevity.  Our shared values, business alignment and goals will play a key role in successfully integrating the two organizations.

Q: Who will constitute the senior management team?

A: The team will consist of:

•	Charles River Chairman, Chief Executive Officer, and President, Jim Foster, will continue to lead the combined company.

•	WuXi AppTec Chairman and Chief Executive Officer, Dr. Ge Li, will join the Charles River board and become Corporate Executive Vice President and President, Global Discovery and China Services.

•	Tom Ackerman will continue as Chief Financial Officer.

•	Real Renaud will be head of RMS, Dr. Nancy Gillett will lead PCS, and as indicated above Dr. Ge Li will be head of a new segment called Discovery Services.

Q: Will any Charles River and/or WuXi AppTec facilities be eliminated as a result of the transaction?

A: We see this as a great opportunity for our customers, the company and our employees over the long term.  In the short term, there will be some overlap of functions as the two companies merge.  In the coming months our integration teams will evaluate the logistics of the combined company and assess how best to meet the needs of our customers.

Q: Do you plan to explore other consolidation opportunities?

A: Our focus is on ensuring a smooth and seamless integration.  Other actions we may or may not consider doing in the future would be, at this point, pure speculation.

Q: When is the transaction expected to close?

A: We expect the transaction to close during the fourth quarter of 2010.

Q: What does this mean for me and my relationship with Charles River and/or WuXi AppTec?

A: In response to our clients’ increasing requests for broader services this combination transforms Charles River to create the only global CRO to offer fully integrated drug development services from molecule creation to first-in-human testing.  By combining the industry leaders in in vivo biology and chemistry, we now offer a comprehensive portfolio of early-stage drug development services as well as expanded manufacturing services to better meet your needs. In addition, we can further help you reduce the time and cost to bring a drug to market by working with one partner that can support all your early-stage drug development needs.

Representatives of each company will be actively communicating with its respective customers today and in the days ahead to discuss further the potential benefits of this transaction to you.  It is business as usual until the transaction closes – which we expect to occur in the fourth quarter of 2010.  During the integration period, there will be no changes in your contacts or in the terms of your contracts with either company.  Your sales executive will continue to be in touch with you as they normally would, and you should not hesitate to reach out to them with any questions or concerns.

Q: In your press release you state that this is a “transformational transaction”.  What do you mean by that?

A: This transaction is transformational for our company and the industry.  By acquiring       WuXi AppTec, we are creating the only global CRO to offer fully integrated drug development services from molecule creation to first-in-human testing.  As a result, you will be able to access comprehensive support for your early-stage drug development needs from one company with unparalleled scientific depth and breadth.  In addition, we will be able to provide our integrated portfolio of products and services globally, enabling you to work in the locale you choose, across North America, Europe and China.  The combination of this scope of services and global footprint is not available from any other contract research organization.

Q: What does your new comprehensive portfolio of services include, exactly?

A: We are combining leaders in in vivo biology and chemistry with highly complementary portfolios with limited overlap.  The result is a diversified portfolio which offers you the following:

•	Chemistry services including discovery chemistry, analytic/bioanalytic chemistry, DMPK and bioanalytical analysis, and process chemistry and scale-up

•	In vivo biology services including assay development and compound screening, research models and related services, non-GLP efficacy testing, and GLP safety assessment services

•	Manufacturing services that provide biopharmaceutical and chemistry-based manufacturing capabilities and support

Q: Will you be outsourcing most of your business to China?  Are you going to close more facilities in North America or Scotland?

A: It is our long-term vision to support our clients wherever they choose to conduct their drug research and development.  Many of our clients view China as the new frontier for drug development.  It is our goal to establish a strong presence for drug development products and services in China, in response to our clients’ needs.

We see this as a great opportunity for our customers, the company and our employees over the long term.  In the short term, there will be some overlap of functions as the two companies merge.  In the coming months our integration teams will evaluate the logistics of the combined company and assess how best to meet the needs of our customers.

Q: Are you going to close your Shanghai operation?  And/or any of your other tox sites?

A: It is too early to address this question.  Operational decisions of that sort will be made in due course by the integration teams, on which both companies will be represented, and will make such decisions based on what makes the most sense for the combined enterprise, and our customers.

Q: Are you going to change your pricing models in China – or in other regions – as a result of this combination?

A: It is business as usual until the transactions closes – which we expect to occur in the fourth quarter of 2010.  This means that during this period there will be no changes in your contacts or in the terms of your contracts with either company as a result of this transaction.

Q: I am in the process of signing a new contract with WuXi AppTec – how does this acquisition affect that?

A: It is business as usual until the transaction closes – which we expect to occur in the fourth quarter of 2010.  This means that during this period there will be no changes in your contacts or in the terms of your contracts with either company – so you should continue to work with   WuXi AppTec as you would normally.

Please understand that we cannot do business with or on behalf of WuXi AppTec until this transaction closes – which we expect to occur in the fourth quarter of 2010.

Q: When will I get to sit down with Charles River and WuXi AppTec to discuss our future relationship?

A: Representatives of each company will be actively communicating with our respective customers today and in the days ahead to discuss the transaction and how it will benefit you.  Please keep in mind that it is business as usual until the transactions closes – which we expect to occur in the fourth quarter of 2010.  Until the transaction closes, Charles River and              WuXi AppTec will continue to conduct business as separate Companies.  This means that during this period there will be no changes in your contacts or in the terms of your contracts with either company.

Q: How are you planning to apply commercial discounts for the combined company?

A: It is too early to address this question.  Operational decisions of that sort will be made in due course by the integration teams, on which both companies will be represented, and which will make such decisions based on what makes the most sense for the combined enterprise and our customers.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories International, Inc. (Charles River) and WuXi PharmaTech (Cayman) Inc. (WuXi), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (SEC) reports filed or furnished by Charles River and WuXi.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

Additional Information

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC. The information contained in the preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities